Exhibit 10.2
PROPETRO HOLDING CORP.
2020 LONG TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT GRANT NOTICE
Pursuant to the terms and conditions of the ProPetro Holding Corp. 2020 Long Term Incentive Plan, as amended from time to time (the “Plan”), ProPetro Holding Corp. (the “Company”) hereby grants to the individual listed below (“you” or “Employee”) the target number of Performance Share Units (the “PSUs”) set forth below. This award of PSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Performance Share Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Employee:	[________________]
Date of Grant:	[________________]
Performance Period:	[________________] through [________________]
Target Number of PSUs:	[________________] (the “Target Amount of PSUs”)
Earning of PSUs:	[________________]
Electronic Signature:
    The Grant Notice may be executed by Employee and the Company by means of electronic or digital signatures, which shall have the same force and effect as manual signatures. By Employee’s electronic or digital signature, Employee: (i) agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement; (ii) acknowledges that he or she has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement; (iii) hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Agreement; and (iv) represents that his or her spouse, civil union partner or registered domestic partner (to the extent applicable) has reviewed and consented to the terms and conditions of this Grant Notice, the Plan and the Agreement. Employee will indemnify and hold harmless the Company and its affiliates, successors and assigns, from and against any and all claims, liabilities, obligations, damages, losses, costs and expenses whatsoever (including reasonable attorney’s fees and disbursements) arising out of or resulting from any and all claims, liabilities, obligations, damages, losses, costs and expenses, claimed or demanded by any current or former spouse, civil union partner or registered domestic partner of Employee and arising of or resulting from this Grant Notice, the Plan, the Agreement or any grants awarded thereunder.
US 7699180

EXHIBIT A
PERFORMANCE SHARE UNIT AGREEMENT
This Performance Share Unit Agreement (this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached (the “Date of Grant”) by and between ProPetro Holding Corp., a Delaware corporation (the “Company”), and [__________________] (“Employee”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.Award.  In consideration of Employee’s past and/or continued service to the Company or an Affiliate and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant, the Company hereby grants to Employee the Target Amount of PSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent earned, each PSU represents the right to receive one share of Stock or, at the option of the Company, an amount of cash as set forth in Section 3, in either case, at the times and subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan; provided, however, that, depending on the level of performance determined to be attained with respect to the Performance Goal, the number of shares of Stock (or cash, as applicable) that may be earned hereunder in respect of this Award may range from [___]% to [___]% of the Target Amount of PSUs. Unless and until the PSUs have become earned in the manner set forth in the Grant Notice and this Agreement, Employee will have no right to receive any Stock or other payments in respect of the PSUs. Prior to settlement of this Award, the PSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.Earning of PSUs.
(a)Following the end of the performance period set forth in the Grant Notice (the “Performance Period”), the Committee will determine the level of achievement of the Performance Goal for the Performance Period as set forth in Exhibit B. The number of PSUs, if any, that shall vest and become earned with respect to the Performance Period will be determined by the Committee in accordance with the Grant Notice and Exhibit B following the end of the Performance Period (and any PSUs that do not become earned at the end of the Performance Period shall be automatically forfeited). The date on which the Committee determines the extent to which the Performance Goal has been achieved is referred to herein as the “Final Determination Date.” To the extent earned, the PSUs shall become vested on the Final Determination Date, subject to Employee’s continued employment through the end of the Performance Period. Unless and until the PSUs have become earned and settled in accordance with Section 3, Employee will have no right to receive any dividends or other distribution with respect to the PSUs. In the event of the termination of Employee’s employment with the Company or its Subsidiary prior to the end of the Performance Period (but after giving effect to any accelerated vesting pursuant to this Section 2), all of the PSUs (and all rights arising from such PSUs and from being a holder thereof) will terminate automatically without any further
Exhibit A-1

action by the Company and will be forfeited without further notice and at no cost to the Company.
[________________].
3.Settlement of PSUs. Except as provided in Section 2(c), subject to Employee’s continued employment through the end of the Performance Period, as soon as administratively practicable following the Final Determination Date (or such other vesting date as set forth in Section 2(c)), but in no event later than 60 days after the Final Determination Date (or such other vesting date as set forth in Section 2(c)), the Company shall deliver to Employee (or Employee’s permitted transferee, if applicable) a number of shares of Stock equal to the number of PSUs subject to this Award that become earned for the Performance Period based on the level of achievement of the Performance Goal as determined by the Committee in accordance with Section 2, or, at the discretion of the Committee, an amount of cash equal to the product of (i) the Fair Market Value of one share of Stock on the day immediately preceding the applicable distribution or payment date and (ii) the number of shares of Stock subject to Employee’s earned PSUs. Any fractional PSU that becomes vested hereunder shall be rounded down at the time shares of Stock are issued in settlement of such PSU. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to Employee pursuant to this Agreement. All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to Employee or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.
4.Dividend Equivalent Rights. Each PSU subject to this Award is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the PSU to which it corresponds. Each Dividend Equivalent shall entitle Employee to receive payments, subject to and in accordance with this Agreement, in an amount equal to any ordinary cash dividends paid by the Company in respect of the shares of Stock underlying the PSU to which such Dividend Equivalent relates. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid. To the extent the underlying PSUs are earned, Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Stock or cash at the Company’s option at the same time the PSUs are settled as set forth in Section 3.
5.Rights as Stockholder.  Neither Employee nor any person claiming under or through Employee shall have any of the rights or privileges of a holder of shares of Stock in respect of any shares that may become deliverable hereunder unless and until certificates representing such shares have been issued or recorded in book entry form on the records of the
Exhibit A-2

Company or its transfer agents or registrars, and delivered in certificate or book entry form to Employee or any person claiming under or through Employee.
6.Tax Withholding. To the extent that the receipt, vesting or settlement of the PSUs results in compensation income or wages to Employee for federal, state, local or foreign tax purposes, Employee shall deliver to the Company or to any Affiliate nominated by the Company at the time of such receipt or lapse, as the case may be, such amount of money or, if permitted by the Committee in its sole discretion, either (i) shares of Stock as the Company or any Affiliate nominated by the Company may require to meet its obligations under applicable tax or social security laws or regulations or (ii) notice that (a) Employee has placed a market sale order with a broker acceptable to the Company with respect to the shares of Stock then issuable to Employee pursuant to the PSUs and (b) that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company or the Affiliate with respect to which the withholding obligation arises in satisfaction of such withholding taxes at such time as may be required by the Committee (but not later than the settlement of such sale), and if Employee fails to do so, the Company and its Affiliates are authorized to withhold, or cause to be withheld, from any cash or stock remuneration (including withholding any shares of Stock otherwise deliverable to Employee under this Agreement) then or thereafter payable to Employee in an amount equal to any tax or social security required to be withheld by reason of such resulting compensation income or wages, and to take such other action as may be necessary in the opinion of the Company to satisfy such withholding obligation. If such tax obligations are satisfied through the withholding of shares of Stock that are otherwise issuable to Employee pursuant to this Award (or through the surrender of shares of Stock by Employee to the Company), the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Award, as determined by the Committee. Notwithstanding the foregoing, to the extent any cash payments are made to Employee under this Agreement, tax withholding obligations related thereto will be withheld from such payments. Employee acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of the PSUs or disposition of the underlying shares of Stock and that Employee has been advised, and hereby is advised, to consult a tax advisor. Employee acknowledges and agrees that none of the Board, the Committee, the Company or any of its Affiliates have made any representation or warranty as to the tax consequences to Employee as a result of the receipt of the PSUs, the earning of the PSUs or the forfeiture of any of the PSUs. Employee represents that Employee is in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
7.Restrictive Covenants.
Exhibit A-3

(a)Employee hereby agrees that Employee shall not, at any time during the Noncompetition Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, Employee or in any other capacity) that engages in (either directly or through any Subsidiary or Affiliate thereof) any business or activity, within any of the states or territories in which any member of the Company Group operates within the United States or any other country,  involving the creation, design, invention, engineering, marketing, manufacture, distribution, or sale of any product or the provision of any service that may be used as a substitute for or otherwise competes with any product or service of the Company Group, or  if the Company Group or any of its Affiliates has taken active steps to engage in or acquire an interest in the same or substantially similar business or activity; but, with respect to both clauses (i) and (ii) of this Section 7(a), only if Employee, in the course of rendering services to such Person, directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, Employee or in any other capacity). Notwithstanding the foregoing, Employee shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent of the outstanding interest in such business. Further, notwithstanding the foregoing, this Section 7(a) and clause (i) of Section 7(b) below shall not apply following the Cessation Date within the State of Oklahoma. Instead, following the Cessation Date, within the State of Oklahoma, the restrictions on Employee’s engagement in business or activities (in addition to all restrictions set forth in clauses (ii) and (iii) of Section 7(b) below, and the rest of this Section 7) shall be as follows: during that portion of the Noncompetition Restricted Period and Nonsolicitation Restricted Period that begins on the Cessation Date, Employee shall not directly solicit the sale of goods, services or a combination of goods and services from established customers of the Company or any other member of the Company Group.
(b)Employee hereby agrees that Employee shall not, at any time during the Nonsolicitation Restricted Period, directly or indirectly, either for Employee or on behalf of any other Person,  recruit or otherwise solicit or induce any customer or supplier of the Company Group, who or which is or was a customer or supplier of the Company Group during the period that Employee is or was employed or engaged by any member of the Company Group or about whom or which Employee had access to Proprietary Information, to terminate his, her or its arrangement with the Company Group, or otherwise change his, her or its relationship with the Company Group, recruit or otherwise solicit or induce any employee of the Company Group to terminate his, her or its employment or arrangement with the Company Group, or  hire, or cause to be hired, any person who was employed by the Company Group at any time during the 12-month period immediately prior to date of Employee’s termination of employment with the Company or its Subsidiary or who thereafter becomes employed by the Company Group.
Exhibit A-4

(c)Except as Employee reasonably and in good faith determines to be required in the faithful performance of Employee’s duties for the Company Group or in accordance with Section 7(e), Employee shall, during Employee’s period of service with the Company Group and after the Cessation Date, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose, or publish, for Employee’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Employee’s obligation to maintain and not use, disseminate, disclose or publish, or use for Employee’s benefit or the benefit of any other Person, any Proprietary Information after the Cessation Date will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Employee’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company Group. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company Group (and any successor or assignee of the Company Group). In accordance with 18 U.S.C. Section 1833, the Company hereby notifies Employee that, notwithstanding anything to the contrary herein,  Employee shall not be in breach of this Section 7(c) and shall not be held criminally or civilly liable under any federal or state trade secret law  for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or  for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and  if Employee files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Employee may disclose a trade secret to Employee’s attorney, and may use trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(d)Upon Employee’s termination of employment with the Company or its Subsidiary for any reason, Employee will promptly deliver to the Company Group  all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and  all other Company Group property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards, and other similar items) which is in his or her possession, custody, or control.
(e)Employee may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought, and shall assist such counsel in resisting or
Exhibit A-5

otherwise responding to such process. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company Group to make any such reports or disclosures and Employee shall not be not required to notify the Company Group that such reports or disclosures have been made.
(f)Employee agrees not to disparage the Company Group, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time; provided that Employee may confer in confidence with Employee’s legal representatives and make truthful statements as required by law.
(g)Prior to accepting other employment or any other service relationship during the Noncompetition Restricted Period, Employee shall provide a copy of this Section 7 to any recruiter who assists Employee in obtaining other employment or any other service relationship and to any employer or other Person with which Employee discusses potential employment or any other service relationship.
(h)Employee acknowledges and agrees that the covenants in this Section 7 are reasonable and enforceable in all respects and are necessary and essential to protect the Proprietary Information and goodwill of each member of the Company Group. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Employee of the provisions of this Section 7 shall toll the running of any time periods set forth in this Section 7 for the duration of any such breach or violation.
(i)Employee acknowledges and agrees that the grant of the PSUs further aligns Employee’s interests with those of the Company Group, and as a condition of the Company’s grant of PSUs to Employee, in addition to any other consideration provided to Employee pursuant to this Agreement, Employee agrees to abide by the terms of this Agreement, including Section 7 hereof, and any other agreement by and between Employee and any Company Group Member. Notwithstanding any other provision of this Agreement that may provide to the contrary, in the event of Employee’s violation of any restrictive covenant within this Section 7 or any other agreement by and between Employee and any Company Group Member, as determined by the Company, in its sole discretion, then  the PSUs shall immediately be terminated and forfeited in its entirety and  Employee shall pay to the Company in cash any
Exhibit A-6

amounts paid to Employee in respect of the PSUs during the 12-month period immediately preceding (or at any time after) the date of such violation. By accepting these PSUs, Employee hereby acknowledges, agrees and authorizes the Company to reduce any amounts owed by any Company Group Member (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Employee by any Company Group Member), by the amounts Employee owes to the Company under this Section 7(i). To the extent such amounts are not recovered by the Company through such set-off, Employee agrees to pay such amounts immediately to the Company upon demand. This right of set-off is in addition to any other remedies the Company may have against Employee for Employee’s breach of this Agreement or any other agreement. Employee’s obligations under this Section 7(i) shall be cumulative (but not duplicative) of any similar obligations Employee may have pursuant to this Agreement or any other agreement with any Company Group Member.
(j)Employee recognizes and acknowledges that a breach of the covenants contained in this Section 7 will cause irreparable damage to the Company Group and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees that in the event of a breach of any of the covenants contained in this Section 7, in addition to any other remedy which may be available at law or in equity, the Company Group will be entitled to specific performance and injunctive relief.
(k)For purposes of this Section 7, the following definitions shall apply:
(i)“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.
(ii)“Cessation Date” shall mean the date of Employee’s termination of employment with the Company or its Subsidiary (regardless of the reason for such termination).
(iii)“Noncompetition Restricted Period” shall mean the period from the Date of Grant through the first anniversary of the Cessation Date.
(iv)“Nonsolicitation Restricted Period” shall mean the period from the Date of Grant through the second anniversary of the Cessation Date.
8.Non-Transferability.  During the lifetime of Employee, the PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the PSUs have been issued, and all restrictions applicable to such shares have lapsed. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Employee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be
Exhibit A-7

null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
9.Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require Employee to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.
10.Legends. If a stock certificate is issued with respect to shares of Stock delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Stock is then listed. If the shares of Stock issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.
11.Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee or Employee’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, the Company may require Employee or Employee’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided, however, that any review period under such release will not modify the date of settlement with respect to earned PSUs.
12.No Right to Continued Employment or Awards.
(a)For purposes of this Agreement, Employee shall be considered to be employed by the Company as long as Employee remains an employee of the Company or any Affiliate, or an employee of a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without
Exhibit A-8

limiting the scope of the preceding sentence, it is specifically provided that Employee shall be considered to have terminated his or her employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs Employee. Nothing in the adoption of the Plan, nor the award of the PSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Employee the right to continued employment by, or a continued service relationship with, the Company or any such Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company, or any such Affiliate, or any other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company, or any such Affiliate, or any other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there as has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.
(b)The grant of the PSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Future plans will be at the sole discretion of the Company.
13.Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
14.Agreement to Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
15.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PSUs granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment between Employee and a Company Group Member or a severance plan in which Employee participates, in each case, in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment
Exhibit A-9

that materially reduces the rights of Employee shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.
16.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
17.Successors and Assigns. The Company may assign any of its rights under this Agreement without Employee’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Employee and Employee's beneficiaries, executors, administrators and the person(s) to whom the PSUs may be transferred by will or the laws of descent or distribution.
18.Clawback. Notwithstanding any provision in this Agreement, the Grant Notice or the Plan to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.
19.Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic or digital signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument.
20.Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
21.Nonqualified Deferred Compensation Rules. None of the PSUs, Dividend Equivalents or any amounts payable pursuant to this Agreement are intended to constitute or provide for a deferral of compensation that is subject to the Nonqualified Deferred Compensation Rules. Nevertheless, to the extent that the Committee determines that the PSUs or Dividend Equivalents may not be exempt from the Nonqualified Deferred Compensation Rules, then, if Employee is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when Employee becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following Employee’s separation from service and (b) Employee’s death. Notwithstanding the foregoing, the Company makes no representations that the payments provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other
Exhibit A-10

expenses that may be incurred by Employee on account of non-compliance with the Nonqualified Deferred Compensation Rules.
22.Broker-Assisted Sales. In the event of any broker-assisted sale of shares of Stock in connection with the payment of withholding taxes as provided in Section 6 hereof:  any shares of Stock to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable;  such shares of Stock may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price;  Employee will be responsible for all broker’s fees and other costs of sale, and Employee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale;  to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Employee as soon as reasonably practicable;  Employee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and  in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Employee agrees to pay immediately upon demand to the Company or its Subsidiary with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.
[Remainder of Page Intentionally Blank]
Exhibit A-11

EXHIBIT B
PERFORMANCE SHARE UNIT PERFORMANCE GOAL
[________________].
Exhibit B-1